UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2016 (May 19, 2016)

Inventergy Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26399	62-1482176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 E. Hamilton Avenue #180 Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 389-3510

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on November 16, 2015, Inventergy Global, Inc. (the “Company”) received a written notice from the Listing Qualifications Department of The NASDAQ Stock Market (“Nasdaq”) notifying the Company that it was not in compliance with Listing Rule 5550(b)(1), which requires the Company to maintain a minimum stockholders’ equity of $2,500,000 (the “Stockholders’ Equity Requirement”) for continued listing on Nasdaq. On December 31, 2015, the Company provided Nasdaq with a written plan to regain compliance with the Stockholders’ Equity Requirement.  Nasdaq subsequently granted the Company an extension period of 180 days from the date of the Notice to regain compliance with the Stockholders’ Equity Requirement. On May 19, 2016, the Company received a written notice from Nasdaq notifying the Company that it did not meet the terms of the aforementioned extension granted by Nasdaq with regard to the Stockholders’ Equity Requirement.

As permitted under Nasdaq rules, the Company intends to appeal the delisting determination in front of a hearings panel and the Company’s common stock will continue to trade on Nasdaq while such appeal is pending. The Company believes that it will regain compliance with the Stockholders’ Equity Requirement by the time it completes the appeal process based on the facts that the Company had stockholders’ equity of approximately $1.7 million as of March 31, 2016, raised net proceeds of approximately $1.5 million in two financings in May 2016, and is in negotiations with multiple parties following receipt of offers for licensing and sales of certain of its patents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 25, 2016

INVENTERGY GLOBAL, INC.

By:	/s/ Joseph W. Beyers
Name: Joseph W. Beyers
Title: Chief Executive Officer